Exhibit 99.1

October 30, 2020

Earnings Report – September 30, 2020

Dear Shareholders:

Like many companies, we continue to adjust and move forward in dealing with the challenges presented by COVID-19.  Provided below are our financial results for the year-to-date and an update in the context of our four primary stakeholder groups;  shareholders, customers, employees, and communities.

Shareholders:  Year-to-date net income was $8.2 million for the period ending September 30, 2020 compared to $9.7 million for the period ending September 30, 2019.  Year-to-date diluted earnings per share was $1.38 and $1.62, for September 30, 2020 and 2019, respectively.  Total assets were $1.20 billion as of September 30, 2020 compared to $1.08 billion as of September 30, 2019.  The primary drivers behind the decrease in earnings from year-to-year is a $1.1 million increase in provision for loan loss expense and a decrease of $525 thousand in net interest income.  The increase in the provision expense is a result of our best effort to analyze the negative economic impact of COVID-19.  The decrease in net interest income is due to declining interest rates. We remain well capitalized but, like the rest of the banking industry, we do expect continued pressure on net interest margins and a certain degree of uncertainty relating to the health of the economy.

Customers:  We recognize COVID-19 has impacted consumer and commercial customers so we have designed programs to support both groups.  We are offering a Skip-a-Pay opportunity to our consumer loan customers allowing them to defer loan payments through year-end.  Since mid-March, we have worked with commercial and residential loan customers most impacted by this economic recession for principal and/or interest deferments ranging from three to twelve months.  Since early April, we have worked with commercial customers to originate approximately $60 million in U.S. Small Business Administration Paycheck Protection Program loans.

Employees:  We value the health of our employees and customers and have followed the state and local safety guidelines by increasing physical work space and limiting lobby access at times.  By the end of July, all of our branch lobbies returned to full access.  Our employees have performed exceedingly well during this trying time and have continued to provide Premier Customer Service.  We will continue to follow state and local safety guidelines as COVID cases have recently increased nationally and regionally.

Communities: The wellbeing of a community bank is closely tied to the wellbeing of the communities in which it serves.  In mid-March, we increased our corporate donations to non-profit groups serving those most in need within our communities.  In addition, we opened our newest branch, Tates Creek Centre Lexington, on July 6.  This new branch increases our presence in Lexington which is the largest market we serve and provides additional access for existing customers and potential customers.

The coming quarters will be challenging from a financial prospective, but as always, we will strive for the long-term best interest of our shareholders, customers, and employees.  Thank you for your continued support.

/s/Louis Prichard
Louis Prichard
President, CEO

UNAUDITED

CONSOLIDATED BALANCE SHEET

(in thousands)

			Percentage
	9/30/2020	9/30/2019	Change

Assets
Cash & Due From Banks	$40,883	$25,063	63.1%
Federal Funds Sold	384	227	69.2
Interest Bearing Time Deposits	2,523	2,375	6.2
Securities	291,876	246,542	18.4
Loans Held for Sale	4,078	5,232	(22.1)
Loans	787,447	732,267	7.5
Reserve for Loan Losses	10,094	8,266	22.1
Net Loans	777,353	724,001	7.4
Bank Owned Life Insurance	18,585	18,020	3.1
Other Assets	64,857	61,555	5.4
Total Assets	$1,200,539	$1,083,015	10.9%

Liabilities & Stockholders' Equity
Deposits
Demand	$309,648	$241,427	28.3%
Savings & Interest Checking	429,228	361,862	18.6
Certificates of Deposit	192,349	225,912	(14.9)
Total Deposits	931,225	829,201	12.3
Repurchase Agreements	5,428	6,037	(10.1)
Other Borrowed Funds	111,199	109,890	1.2
Other Liabilities	27,270	20,711	31.7
Total Liabilities	1,075,122	965,839	11.3
Stockholders' Equity	125,417	117,176	7.0
Total Liabilities & Stockholders' Equity	$1,200,539	$1,083,015	10.9%

CONSOLIDATED INCOME STATEMENT

(in thousands)

	Nine Months Ending			Three Months Ending
			Percentage			Percentage
	9/30/2020	9/30/2019	Change	9/30/2020	9/30/2019	Change
Interest Income	$32,197	$34,051	(5.4)%	$10,184	$11,512	(11.5)%
Interest Expense	5,414	6,743	(19.7)	1,475	2,202	(33.0)
Net Interest Income	26,783	27,308	(1.9)	8,709	9,310	(6.5)
Loan Loss Provision	1,875	825	127.3	(250)	375	(166.7)
Net Interest Income After Provision	24,908	26,483	(5.9)	8,959	8,935	0.3
Other Income	11,706	10,395	12.6	4,145	4,060	2.1
Other Expenses	28,004	26,273	6.6	9,436	8,730	8.1
Income Before Taxes	8,610	10,605	(18.8)	3,668	4,265	(14.0)
Income Taxes	434	941	(53.9)	316	649	(51.3)
Net Income	$8,176	$9,664	(15.4)%	$3,352	$3,616	(7.3)%

Selected Ratios
Return on Average Assets	0.91%	1.19%		1.11%	1.34%
Return on Average Equity	8.98	11.42		10.89	12.44

Earnings Per Share	$1.38	$1.62		$0.57	$0.61
Earnings Per Share - assuming dilution	1.38	1.62		0.57	0.61
Cash Dividends Per Share	0.54	0.51		0.18	0.17
Book Value Per Share	21.09	19.81
Tangible Book Value Per Share	18.73	17.42

Market Price	High	Low	Close
Third Quarter '20	$17.00	$15.83	$16.10
Second Quarter '20	$19.50	$15.50	$16.62